Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE dated as of December 17, 2013 (this “Second Supplemental Indenture”), by and among Prestige Brands, Inc., a Delaware corporation (the “Issuer”), the guarantors listed on the signature pages thereto (the “Guarantors”) and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Guarantors, and the Trustee have entered into an Indenture dated as of March 24, 2010 (the “Base Indenture”) in connection with the issuance of $150,000,000 of the Issuer’s 8.25% Senior Notes due 2018 (the “Initial Notes”);

WHEREAS, the Issuer, the Guarantors, and the Trustee have entered into a First Supplemental Indenture dated as of November 1, 2010 (the “First Supplemental Indenture” and collectively with the Base Indenture, the “Indenture”) in connection with the issuance of $100,000,000 of the Issuer’s 8.25% Senior Notes due 2018 (the “Additional Notes” and collectively with the Initial Notes, the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuer, the Guarantors and the Trustee may, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) (the “Requisite Consents”), amend or supplement the Indenture, subject to certain limitations set forth in the Indenture;

WHEREAS, the Issuer has been authorized by resolutions of its Board of Directors to enter into this Second Supplemental Indenture;

WHEREAS, the Issuer has offered to purchase for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 3, 2013, as the same may be amended, supplemented or modified (the “Statement”);

WHEREAS, the Issuer desires to amend certain provisions of the Indenture, as set forth in Article I of this Second Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, the Issuer has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments under the Indenture; and

WHEREAS, all acts necessary to make this Second Supplemental Indenture the legal valid and binding obligation of the Issuer has been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Article I

AMENDMENTS TO THE INDENTURE

Section 101          Amendments to Articles 1, 4 and 5 of the Indenture. Upon written notification to the Trustee by the Issuer that it has accepted for purchase and payment (the “First Settlement Date”) all of the Notes validly tendered on or prior to 5:00 pm, New York City time, on December 16, 2013 pursuant to the Statement, then automatically (without further act by any person), the following amendments shall be made to the Indenture:

(a)                The following sections of the Indenture and all references thereto in the Indenture will be deleted in their entirety and the Issuer and the Guarantors shall be released from their obligations under the following sections of the Indenture:

•	Section 4.02. Maintenance of Office of Agency;

•	Section 4.03. Reports;

•	Section 4.04. Compliance Certificate;

•	Section 4.05. Taxes;

•	Section 4.06. Stay, Extension and Usury Laws;

•	Section 4.07. Corporate Existence;

•	Section 4.08. Payments for Consent;

•	Section 4.09. Incurrence of Additional Debt;

•	Section 4.10. Restricted Payments;

•	Section 4.11. Liens;

•	Section 4.12. Asset Sales;

•	Section 4.13 Restrictions on Distributions from Restricted Subsidiaries;

•	Section 4.14. Affiliate Transactions;

•	Section 4.17. Designation of Restricted and Unrestricted Subsidiaries;

•	Section 4.18. Repurchase at the Option of Holders upon a Change of Control;

•	Section 4.19. Future Guarantors;

2

•	Section 5.01. Merger, Consolidation and Sale of Assets; and

•	Section 5.02. Successor Corporation Substituted;

(b)               Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

(c)                All Events of Default under the Indenture, with the exception of the failure to pay principal, premium or interest on the Notes, shall be deleted in their entirety, including all references thereto.

(d)               All definitions set forth in Sections 1.01 and 1.02 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby shall be deleted in their entirety, including all references thereto.

Article II

MISCELLANEOUS

Section 201          Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 202          Instruments To Be Read Together. This Second Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Second Supplemental Indenture shall henceforth be read together. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby and thereby.

Section 203          Confirmation. The Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

Section 204          Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Second Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Second Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Section 205          GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 206          Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 207          Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

3

Section 208          Effectiveness; Termination. The provisions of this Second Supplemental Indenture will become effective immediately upon its execution by the Trustee in accordance with the provisions of Sections 9.02 of the Indenture; provided, that the amendments to the Indenture set forth in Article I of this Second Supplemental Indenture shall become operative as specified in Article I hereof. Prior to the First Settlement Date, the Issuer may terminate this Second Supplemental Indenture upon written notice to the Trustee (it being understood that the Issuer, subsequent thereto, will enter into a substitute supplemental indenture).

Section 209          Acceptance by the Trustee . The Trustee accepts the amendments to the Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 210          The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

PRESTIGE BRANDS, INC.

By: /s/ Ron Lombardi

Name: Ronald M. Lombardi
Title: Chief Financial Officer

PRESTIGE BRANDS HOLDINGS, INC.
PRESTIGE SERVICES CORP.
PRESTIGE BRANDS HOLDINGS, INC.
PRESTIGE BRANDS INTERNATIONAL, INC.
MEDTECH HOLDINGS, INC.
MEDTECH PRODUCTS INC.
THE CUTEX COMPANY
THE SPIC AND SPAN COMPANY

BLACKSMITH BRANDS, INC.

as Guarantors

By: /s/ Ron Lombardi

Name: Ronald M. Lombardi
Title: Chief Financial Officer

Signature Page to Second Supplemental Indenture - 2018 Notes

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Raymond S. Haverstock

Authorized Signatory

Signature Page to Second Supplemental Indenture - 2018 Notes